Exhibit 10.2

2008 Long-Term Incentive Plan

The Long-Term Incentive Plan for 2008 will include restricted stock in the amounts set forth in Schedule A hereto comprised of 50% time-based restricted stock awards and 50% performance-based restricted stock awards.

A.	Time-Based Restricted Stock Awards

Executives receive awards of restricted stock that vest in 16 equal quarterly installments.

B.	Performance-Based Restricted Stock Awards

Executives receive awards of restricted stock that vest in 33% annual increments starting with the year that includes the first anniversary of the grant date.  Executives earn annual tranches of awards, which vest on each of the first three anniversaries from the date of grant, to the extent that the Company achieves certain revenue and EBITDA targets established by the Board of Directors for each respective year in the performance cycle.  The Company will either meet or not meet both goals in a given year.  With respect to all shares of performance-based restricted stock that do not vest during any of the three years, 50% of such shares will vest on the fourth anniversary of the date of the grant.

The vesting of any restricted stock (including both time-based and performance-based) is subject to the executive being an employee in good standing on the date of vesting.